			EXHIBIT 99(a)
HSBC Finance Corporation
Household Mortgage Loan Trust 2003-HC2

Original Principal	Group 1	Group 2
Class A	$826,193,000.00	199,997,000.00
Class M	$236,055,000.00	57,142,000.00

Number of Bonds (000's)
Class A	826,193	199,997
Class M	236,055	57,142

			2004 Totals

CLASS A-1
Class A-1 Principal Payment			338,276,530.89
Class A-1 Interest Payment			9,626,176.91

CLASS A-2
Class A-2 Principal Payment			83,647,393.44
Class A-2 Interest Payment			2,317,368.05

CLASS M-1
Class M-1 Principal Payment			96,650,378.89
Class M-1 Interest Payment			3,272,049.77

CLASS M-2
Class M-2 Principal Payment			23,899,255.29
Class M-2 Interest Payment			768,988.92